                                                                  Exhibit (a)(7)

                 TEMPLE-INLAND INC. ANNOUNCES NEW TENDER OFFERS
                    TO ACQUIRE GAYLORD CONTAINER CORPORATION

         AUSTIN, TEXAS, January 21, 2002 -- Temple-Inland Inc. ("Temple-Inland") and Gaylord Container Corporation ("Gaylord") today announced that Temple-Inland has launched new tender offers to acquire Gaylord. Temple-Inland's previously announced tender offers to acquire Gaylord were allowed to expire on January 7, 2002, because an insufficient amount of notes were tendered to satisfy the minimum note condition applicable to the offers. The parties have signed a new definitive merger agreement pursuant to which Temple-Inland will begin cross-conditional tender offers for all of Gaylord's outstanding shares and outstanding 9-3/8% Senior Notes due 2007 (the "9-3/8% Senior Notes"), 9-3/4% Senior Notes due 2007 (the "9-3/4% Senior Notes"), and 9-7/8% Senior Subordinated Notes due 2008 (the "9-7/8% Senior Subordinated Notes" and, collectively with the 9-3/8% Senior Notes and the 9-3/4% Senior Notes, the "Notes"). Certain outstanding bank debt and other senior secured debt obligations of Gaylord will be paid or otherwise satisfied. Assuming that all shares and all Notes are tendered, the total consideration for the transaction is approximately $847 million, consisting of $1.17 per share, or approximately $65 million, to purchase the outstanding shares of Gaylord, and approximately $782 million to acquire all the Notes and to satisfy the bank debt and other senior secured debt obligations. Except for the change in the consideration to be paid for the senior notes and the shares, the material terms of the new offers remain unchanged from the terms of the recently expired offers.

         This transaction is contingent upon, among other things: (i) at least two-thirds of the outstanding shares of Gaylord being validly tendered and not withdrawn prior to the expiration date of the offer, and (ii) at least 90% in aggregate principal amount of the outstanding Notes of each series being validly tendered and not withdrawn prior to the expiration of the offer. The transaction is also subject to regulatory approval and satisfaction or waiver of customary closing conditions. This transaction is not conditioned upon financing. Temple-Inland has received a financing commitment from Citibank, N.A. to fund its offer for all outstanding shares of Gaylord, to acquire all the Notes, to satisfy the bank debt and other senior secured debt obligations, and to pay costs and expenses associated with the transaction. The tender offers for the outstanding stock and for the Notes are scheduled to expire on February 19, 2002, but may be extended by Temple-Inland under certain conditions.

         Pursuant to the terms of the merger agreement, a subsidiary of Temple-Inland will commence a tender offer to purchase all of the outstanding shares of Gaylord at a price of $1.17 per share in cash. Gaylord's Board of Directors, following the unanimous recommendation of an independent special committee of the Board established to review the transaction, has unanimously recommended that its stockholders accept the offer and tender their shares. Gaylord's Board of Directors has received fairness opinions from Deutsche Banc Alex. Brown Inc. and Rothschild Inc., its financial advisors, stating that the consideration to be received by Gaylord's stockholders is fair from a financial point of view to such stockholders.

         A subsidiary of Temple-Inland will also commence a cash tender offer and consent solicitation for each series of Notes. The purchase price per $1,000 in principal amount of Notes is equal to the amount indicated in the table below. The consent solicitation seeks consent from the holders of each series of Notes to amend the indentures governing the Notes to eliminate certain restrictive covenants and other contractual obligations of Gaylord. Salomon Smith Barney Inc. will act as dealer/manager for Temple-Inland in connection with the Notes tender offer.

                                                            Purchase Price (per
                                                             $1,000 principal
                                Series of Notes                   amount)
                                ---------------             -------------------
         9-3/8% Senior Notes due 2007                              $900
         9-3/4% Senior Notes due 2007                              $900
         9-7/8% Senior Subordinated Notes due 2008                 $400

GAYLORD STOCKHOLDERS ARE ADVISED TO READ THE OFFER TO PURCHASE REFERENCED IN THIS PRESS RELEASE, WHICH WILL BE FILED BY TEMPLE-INLAND AND THE ACQUISITION SUBSIDIARY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT THAT WILL BE FILED BY GAYLORD WITH THE COMMISSION. THE OFFER TO PURCHASE AND RELATED TENDER OFFER DOCUMENTS AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE MAILED TO GAYLORD STOCKHOLDERS AND WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER FOR THE SHARES. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF GAYLORD, AT NO EXPENSE TO THEM, BY CONTACTING THE INFORMATION AGENT, D. F. KING & CO., INC. BANKERS AND BROKERS PLEASE CALL COLLECT AT (212) 269-5550 AND ALL OTHERS PLEASE CALL TOLL FREE AT (800) 549-6650. THESE DOCUMENTS ALSO WILL BE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

HOLDERS OF THE NOTES ARE ADVISED TO READ THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT RELATING TO THE NOTES TENDER OFFER. THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT WILL BE MAILED TO HOLDERS OF NOTES AND WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER FOR THE NOTES. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL HOLDERS OF THE NOTES, AT NO EXPENSE TO THEM, BY CONTACTING THE INFORMATION AGENT, D. F. KING & CO., INC. BANKERS AND BROKERS PLEASE CALL COLLECT AT (212) 269-5550 AND ALL OTHERS PLEASE CALL TOLL FREE AT (800) 549-6650.

         Temple-Inland is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The company's 2.2 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is http://www.templeinland.com.

         Gaylord is a national major manufacturer and distributor of brown paper packaging products including corrugated containers and sheets, multiwall and retail bags, containerboard and unbleached kraft paper. Gaylord's common stock
(GCR) is traded on the American Stock Exchange. Gaylord's address on the World Wide Web is http://www.gaylordcontainer.com.

         This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the common stock or Notes of Gaylord. The tender offer for the common stock is being made solely by the Offer to Purchase dated January 22, 2002. The tender offer and consent solicitation for the Notes is being made solely by the Offer to Purchase and Consent Solicitation dated January 22, 2002. This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland or Gaylord may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and Gaylord and their respective subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Temple-Inland and Gaylord and their respective subsidiaries.

Investor Contacts

Doyle R. Simons
Vice President, Administration
Temple-Inland Inc.

512-434-3737

Richard E. Storat
Director, Corporate Affairs
Gaylord Container Corporation
847-405-5645